Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements of Revolution Lighting Technologies, Inc. on Form S-3 (No. 333-199510) and on Forms S-8 (No. 333-23689, No. 333-32007, No. 333-70781, No. 333-123984, No. 333-150778, No. 333-172289, No. 333-188719, No. 333-197843 and No. 333-204172) of our report dated April 28, 2016 on our audits of the financial statements of TNT Energy, LLC as of and for the years ended December 31, 2015 and 2014, all included in this Current Report on Form 8-K.

/s/ Kahn, Litwin, Renza & Co., Ltd.
Kahn, Litwin, Renza & Co., Ltd.

Boston, Massachusetts

May 2, 2016